Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


For Immediate Release



   Response to ANDA application on FDA website for a generic copy of ADDERALL
                                     XR(TM)


Basingstoke, UK- 9 January 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) notes that the FDA has featured an ANDA (abbreviated new drug application) application for a copy of Adderall XR(TM) on its website and although this information has not been confirmed, Shire makes the following comments:

     o ADDERALL XR is protected by a granted pharmaceutical composition patent that extends to 2018.
     o If any ANDA applicant company wishes to launch such a product prior to the expiry of the ADDERALL XR patent, it will have to provide Shire with a notice alleging that Shire's patent is invalid and/or not infringed and provide a factual and legal basis for this allegation. This must be notified to Shire giving the company the opportunity to commence infringement litigation. No such notification has been received.
     o Shire will exercise its policy of vigorously defending its patent rights. The ANDA cannot be approved if litigation is in process. Such litigation typically may take up to 30 months which would extend the earliest date for any launch to mid 2005.
     o In addition, ADDERALL XR has Hatch-Waxman exclusivity which prevents approval of a generic copy until October 2004 at the earliest, irrespective of the patent status.
     o On 18th December 2002, Shire submitted an sNDA for adult indication for ADDERALL XR.

Says Shire Chief Executive, Rolf Stahel:

"Shire has a carefully planned future ADHD strategy. ADDERALL XR is in a strong position with a granted composition patent that lasts until 2018 as well as data protections giving exclusivity until the fourth quarter of 2004. We believe that it will be difficult for a generic company to develop a product that is similar enough to ADDERALL XR to receive FDA approval with an AB rating, allowing substitution by the pharmacist in the US and at the same time replicating the full patient benefits of ADDERALL XR. We intend of course to rigorously defend our intellectual property rights."

Ends

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For further information please contact:

Global (outside US & Canada)
Clea Rosenfeld - Investor Relations                  +44 1256 894 160
Jessica Mann - Media                                 +44 1256 894 280

US & Canada
Gordon Ngan - Investor Relations                     +1 450 978 7938
Michele Roy - Media                                  +1 450 978 7938

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL/FOSNOL) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.